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                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              THE MEXICO FUND, INC.
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               (Name of Registrant as Specified In Its Charter)

                              THE MEXICO FUND, INC.
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                       FOR:    The Mexico Fund, Inc.

                                   CONTACT:    Eduardo Solano
                                               The Mexico Fund, Inc.
                                               Investor Relations Vice President
                                               011-52-55-5282-8900


                        INVESTOR RELATIONS:    Gordon McCoun
                                               Media: Brian Maddox
                                               Morgen-Walke Associates
                                               212-850-5600

FOR IMMEDIATE RELEASE

        INSTITUTIONAL SHAREHOLDER SERVICES RECOMMENDS INVESTORS WITHHOLD
                   ON LAXEY NOMINEES TO THE MEXICO FUND BOARD
        -- Advises Shareholders to Approve the Mexico Fund's Performance
                Fee Proposal and the Share Repurchase Program--

     Washington, D.C., March 5, 2002 -- The Mexico Fund, Inc. (NYSE: MXF) today announced that Institutional Shareholders Services ("ISS"), a provider of proxy advisory services, has recommended to investors that they withhold their vote for the Laxey slate of directors and noted in their report that, "By most standards, the current board of MXF is independent. With seven directors, all but one of whom is independent, and both auditing and nominating committees, the fund looks to be well run...The fund and the board are structurally sound, following `best practice' standards as described by the Investment Company Institute."

In addition, ISS advised shareholders to vote with the Mexico Fund management and support adding a performance fee component to the Fund's advisory fee and adopting a share repurchase policy. They further recommended that investors vote against a shareholder proposal to convert the Fund to an open-end investment management company. Finally, ISS recommended that shareholders vote to terminate the investment advisory agreement.

Juan Gallardo T., Chairman of the Board of the Mexico Fund, commented, "We are pleased that ISS has viewed favorably the majority of the Board's proposals and has recommended that shareholders withhold their votes on the slate of Directors put forth by Laxey Partners. Contrary to its recent statements, Laxey has not received the broad support of ISS. ISS has sided with the position of the Board on the key issues of the performance fee for the investment manager, the share repurchase program and remaining a closed-ended fund."

                                    - more -

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The Board has taken its role very seriously and has recommended that shareholders vote with the Fund for the adoption of the performance fee and share repurchase program. The Board believes that terminating the investment advisory contract could be disruptive to the proposals that they have recommended and may have an impact on the Fund's ability to move the share repurchase policy forward in a timely manner. Based on ISS' conclusion that the Fund has `combined reasonable performance returns with relatively low fees,' and its support for the performance fee proposal, the Board believes that removing the investment advisor is totally inconsistent with ISS' own analysis and counter productive to the Board's goals of increasing value for all of our shareholders.

For further information, contact the Fund's Investor Relations office at 011-52-55-5282-8900, or by email at investor-relations@themexicofund.com.


     The Mexico Fund, Inc. is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program.

     This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Mexico Fund or any other person that the events or circumstances described in such statement are material.

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